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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

67   Check  this box if no longer  subject to Section 16. Form 4 or Form 5
[_]  obligations may continue.
(Print or Type Responses)


--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     Miller, III              Lloyd                     I
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

     Naples                   FL                        34102
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     Fairmarket Inc.  - FAIM

--------------------------------------------------------------------------------
3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

       ###-##-####

--------------------------------------------------------------------------------
4.   Statement for Month/Year

       November, 2001

--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person

--------------------------------------------------------------------------------


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                6.
                                                  4.                              5.            Owner-
                                                  Securities Acquired (A) or      Amount of     ship
                                     3.           Disposed of (D)                 Securities    Form:      7.
                       2.            Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct     Nature of
                       Transaction   Code         ------------------------------- Owned at End  (D) or     Indirect
1.                     Date          (Instr. 8)                   (A)             of Month      Indirect   Beneficial
Title of Security      (Month/Day/   ------------     Amount      or     Price    (Instr. 3     (I)        Ownership
(Instr. 3)              Year)          Code     V                  (D)             and 4)       (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          11/26/01        P              4,900        A     $1.1                     I        By Lloyd I. Miller, III,
                                                                                                           Trust C
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          11/28/01        P              2,000        A     $1.05                    I        By Lloyd I. Miller, III,
                                                                                                           Trust C
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          11/30/01        P              9,600        A     $1.0517  582,959(1)      I        By Lloyd I. Miller, III,
                                                                                                           Trust C
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          11/5/01         P              10,400       A     $0.9942                  I        By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          11/7/01         P              5,300        A     $0.98                    I        By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          11/27/01        P              11,100       A     $1.10    884,275         I        By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     1,051,188(1)    I       By  Lloyd I. Miller, III,
                                                                                                           Trust A-4
====================================================================================================================================

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

EXPLANATION OF RESPONSES:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.


          Lloyd I. Miller, III                                   12/10/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person

 Miller, III             Lloyd                 I.

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Fairmarket Inc. -FAIM

--------------------------------------------------------------------------------
3.   Statement for Month/Year.

November, 2001

--------------------------------------------------------------------------------
(Continued)
================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                6.
                                                 4.                              5.             Owner-
                                                 Securities Acquired (A) or      Amount of      ship
                                    3.           Disposed of (D)                 Securities     Form:      7.
                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                      Transaction   Code         ------------------------------- Owned at End   (D) or     Indirect
1.                    Date          (Instr. 8)                   (A)             of Month       Indirect   Beneficial
Title of Security     (Month/Day    ------------     Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)              Year)        Code     V                  (D)             and 4)         (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                      599,065       D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                    176,253(1)      I          By Milfam I, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     15,400(1)      I          Lloyd I. Miller, III,
                                                                                                            LLC
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     15,000(1)      I          By Lloyd I. Miller,
                                                                                                            III, co-trustee, Crider
                                                                                                            GST

------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     9,000(1)       I          By Wife

------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     10,500(1)      I          By Lloyd I. Miller,
                                                                                                            III, custodian under
                                                                                                            Florida UGMA for
                                                                                                            Tyler Dulmage
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     10,500(1)      I          By Lloyd I. Miller,
                                                                                                            III, custodian under
                                                                                                            Florida UGMA for
                                                                                                            Wylie Dulmage
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     15,400(1)      I          By Lloyd I. Miller,
                                                                                                            III, Trustee GST
                                                                                                            f/b/o Kimberly I.
                                                                                                            Miller
====================================================================================================================================

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person:

 Miller, III             Lloyd                 I.

--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Fairmarket Inc. - FAIM

--------------------------------------------------------------------------------
3.   Statement for Month/Year.

November, 2001

--------------------------------------------------------------------------------
(Continued)
================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                    6.
                                                     4.                              5.             Owner-
                                                     Securities Acquired (A) or      Amount of      ship
                                        3.           Disposed of (D)                 Securities     Form:      7.
                          2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                          Transaction   Code         ------------------------------- Owned at End   (D) or     Indirect
1.                        Date          (Instr. 8)                   (A)             of Month       Indirect   Beneficial
Title of Security         (Month/Date   ------------     Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                Year)         Code     V                   (D)             and 4)         (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                         12,800(1)      I          By Lloyd I. Miller,
                                                                                                                III, custodian under
                                                                                                                Florida UGMA for
                                                                                                                Alexandra B. Miller
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                         12,900(1)      I          By Lloyd I. Miller,
                                                                                                                III, Trustee GST
                                                                                                                f/b/o Catherine C.
                                                                                                                Miller
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================